To: TDE GROUP LIMITED

Unit 2101, 21/F

The Bay Hub

17 Kai Cheung Road

Kowloon Bay

Hong Kong

August 29, 2025

Dear Sir or Madam,

In connection with the filing by TDE Group Limited (the “Company”) of a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering, the undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Registration Statement as the PRC counsel. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Sundial Law Firm